Exhibit 1

Cemex closes US$3.0 billion bank refinancing

Monterrey, Mexico. October 30, 2023 – Cemex S.A.B. de C.V. (Cemex) announced today that it has successfully refinanced its US$3.0 billion syndicated credit agreement, extending the maturity to 2028.

The refinanced Credit Agreement consists of a US$1.0 billion 5-year amortizing Term Loan, and a $2.0 billion 5-year committed Revolving Credit Facility. This represents a reduction of US$500 million in the Term Loan and an increase of US$250 million in the revolver from the prior facility. The signing of the Credit Agreement is an integral part of a comprehensive financing plan designed to increase liquidity and flexibility.

“We are pleased that in a volatile market where yields have been rising, we were able to maintain terms and conditions, including the pricing grid established in 2021, as well as increase our committed revolver,” said Cemex CFO Maher Al-Haffar. “We now have a flatter debt maturity profile, with no significant maturities in any year.”

The Credit Agreement, denominated exclusively in US Dollars, maintains its previous interest rate margin and financial covenants, consistent with an investment-grade capital structure, that provide for a maximum leverage ratio of 3.75x throughout the life of the loan and a minimum interest coverage ratio of 2.75x.

The Credit Agreement is part of Cemex’s recently updated Sustainability-linked Financing Framework, which is aligned to the company’s Future in Action strategy and roadmap and its ultimate vision of a carbon-neutral economy. The annual performance with respect to the three metrics referenced in the Framework may result in a total adjustment of the interest rate margin of plus or minus five basis points, in line with other sustainability-linked loans from investment-grade rated borrowers.

The Joint Bookrunners and Joint Lead Arrangers under the 2023 Credit Agreement are Citigroup Global Markets Inc., BofA Securities Inc., BNP Paribas, JPMorgan Chase Bank, N.A., Crédit Agricole Corporate and Investment Bank, ING Capital LLC, BBVA México S.A., and Mizuho Bank Ltd. The Sustainability Structuring Agent for the 2023 Credit Agreement is ING Capital LLC.

The Credit Agreement maintains its guarantor structure, which consists only of Cemex Concretos, S.A. de C.V., Cemex Operaciones México, S.A. de C.V., Cemex Innovation Holding Ltd. and Cemex Corp.

About Cemex

Cemex is a global construction materials company that is building a better future through sustainable products and solutions. Cemex is committed to achieving carbon neutrality through relentless innovation and industry-leading research and development. Cemex is at the forefront of the circular economy in the construction value chain and is pioneering ways to increase the use of waste and residues as alternative raw materials and fuels in its operations with the help of new technologies. Cemex offers cement, ready-mix concrete, aggregates, and urbanization solutions in growing markets around the world, powered by a multinational workforce focused on providing a superior customer experience enabled by digital technologies. For more information, please visit: www.cemex.com

Contact information

Analyst and Investor Relations - Monterrey

Fabián Orta

+52 (81) 8888-4327

ir@cemex.com

Analyst and Investor Relations - New York

Scott Pollak

+1 (212) 317-6011

ir@cemex.com

Media Relations

Jorge Pérez

+52 (81) 8259-6666

jorgeluis.perez@cemex.com

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Except as the context otherwise may require, references in this press release to “Cemex,” “we,” “us,” “our,” refer to Cemex, S.A.B. de C.V. (NYSE: CX) and its consolidated entities. This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements and information are necessarily subject to risks, uncertainties, and assumptions, including but not limited to statements related to Cemex’s plans, objectives, expectations (financial or otherwise), and typically can be identified by the use of words such as “may,” “assume,” “might,” “should,” “could,” “continue,” “would,” “can,” “consider,” “anticipate,” “estimate,” “expect,” “envision,” “plan,” “believe,” “foresee,” “predict,” “potential,” “target,” “strategy,” “intend,” “aimed”, or other similar terms. Although Cemex believes that its expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially from historical results or results anticipated by forward-looking statements due to various factors. These forward-looking statements reflect, as of the date on which such forward-looking statements are made, or unless otherwise indicated, our current expectations and projections about future events based on our knowledge of present facts and circumstances and assumptions about future events. These statements necessarily involve risks, uncertainties, and assumptions that could cause actual results to differ materially from historical results or those anticipated in this press release. Among others, such risks, uncertainties, and assumptions that could cause results to differ, or that otherwise could have an impact on us, include those discussed in Cemex’s most recent annual report and those detailed from time to time in Cemex’s other filings with the Securities and Exchange Commission and the Mexican Stock Exchange (Bolsa Mexicana de Valores), which factors are incorporated herein by reference. Many factors could cause Cemex’s expectations, expected results, and/or the transaction referred in this press release not being reached and/or not producing the expected benefits and/or results, as any such benefits or results are subject to uncertainties, costs, performance, and rate of implementation of technologies, some of which are yet not proven. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from historical results, performance, or achievements and/or results, performance or achievements expressly or implicitly anticipated by the forward-looking statements, or otherwise could have an impact on us or our consolidated entities. Forward-looking statements should not be considered guarantees of future performance, nor the results or developments are indicative of results or developments in subsequent periods. Any or all of Cemex’s forward-looking statements may turn out to be inaccurate and the factors referred above are not exhaustive. Accordingly, undue reliance on forward-looking statements should not be placed, as such forward-looking statements speak only as of the dates on which they are made. These factors may be revised or supplemented and the information contained in this press release is subject to change without notice, but Cemex is not under, and expressly disclaims, any obligation to update or correct the information contained in this press release or revise any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise, or to reflect the occurrence of anticipated or unanticipated events or circumstances. Readers should review future reports filed by us with the U.S. Securities and Exchange Commission and the Mexican Stock Exchange (Bolsa Mexicana de Valores).

Additionally, the information contained in this press release contains references to “green,” “social,” “sustainable,” or equivalent-labelled activities, products, assets, or projects. There is currently no single globally recognized or accepted, consistent, and comparable set of definitions or standards (legal, regulatory, or otherwise) of, nor widespread cross-market consensus i) as to what constitutes, a ‘green’, ‘social,’ or ‘sustainable’ or having equivalent-labelled activity, product, or asset; or ii) as to what precise attributes are required for a particular activity, product, or asset to be defined as ‘green’, ‘social,’ or ‘sustainable’ or such other equivalent label; or iii) as to climate and sustainable funding and financing activities and their classification and reporting. Therefore, there is little certainty, and no assurance or representation is given that such activities and/or reporting of those activities will meet any present or future expectations or requirements for describing or classifying funding and financing activities as ‘green’, ‘social’, or ‘sustainable’ or attributing similar labels. We expect policies, regulatory requirements, standards, and definitions to be developed and continuously evolve over time.